Exhibit 10.36

UNSECURED PROMISSORY NOTE

$3,500,000

FOR VALUABLE CONSIDERATION, the undersigned, Global Energy, Inc. (hereinafter Purchaser) promises to pay to the order of Midwest Minerals, Inc. (hereinafter Seller) the sum of Three Million Five Hundred Thousand Dollars (3,500,000.00) in accordance with the following schedule:

a.	The Parties acknowledge that $877,000.00 in payments previously paid to Seller by Purchaser by means of wire transfer or check to Seller’s account in the First Financial Bank of Terre Haute, IN (or other institution as Seller may direct), were transferred in accordance with the original note dated March 9, 2005.

b.	Purchaser shall, on or before December 31, 2007 pay the Seller by means of wire transfer to Seller’s account in the First Financial Bank of Terre Haute, IN (or other institution as Seller may direct) the outstanding balance of $3,500,000.00.

c.	Beginning September 1, 2007, Purchaser shall pay Seller interest at the rate of 7% annually on the unpaid principal balance. Said interest shall accrue until complete payment has been made by the Purchaser to the Seller.

d.	Beginning October 1, 2007; if any balance remains, Purchaser will make monthly progress payments to the Seller on the first of each month in the amount of $35,000.00.

e.	Should the Purchaser complete an initial public offering of its stock at any time prior to 12/31/07, Purchaser shall be obligated to pay all outstanding sums within ten calendar days of the closing date of said initial public offering.

The undersigned waives demand, presentment, protest, notice of protest, and notice of nonpayment or dishonor of this note, and should Midwest Minerals, Inc. incur any legal fees after January 1, 2008, to procure sums it is owed or to otherwise protect its interests pursuant to the Promissory Note, the full and complete amount of any and all said legal fees shall be paid by Purchaser.

The undersigned person executing this Promissory Note on behalf of Purchaser represents and certifies that he is the duly elected officer of Purchaser and Purchaser has been fully empowered, by proper resolution of the Board of Directors of Purchaser to execute, acknowledge and deliver this Promissory Note; that Purchaser corporation has full corporate capacity to enter into this Promissory Note; and that all necessary corporate action for the entering into of such Promissory Note has been taken. This Promissory Note supersedes and replaces the unsecured promissory note dated March 9, 2005, between the parties.

Signed and delivered the 22nd day of August 2007.

Global Energy, Inc.

By:	/s/ Harry H. Graves
Harry H. Graves President

Agreed & Accepted

By:	/s/ Charles A. Lee
Charles A. Lee President Midwest Minerals, Inc.